Waverly, Inc.

                                1996 Annual Form 10-K

                                    Exhibit 10(B)

                Agreement Between Waverly, Inc. and David J. Callard
                ----------------------------------------------------

          Waverly, Inc. ("Waverly") and David J. Callard ("DJC") have discussed ways in which DJC will assist Waverly in 1997. Such assistance shall include working with senior management in the following areas: monthly review of 1997 results and plans as well as longer range strategic plan for 1997-1999; merger, acquisition, joint venture, financing, recapitalization and investment opportunities involving Waverly ("Waverly acquisition and development opportunities" or "Waverly A&D"); and active involvement in oversight of the Waverly business through continued service as Chairman of the Executive Committee. Waverly and DJC wish to continue the retainer relationship which has been renewed annually since 1990.

          Waverly shall retain DJC as a financial and business advisor at an annual compensation rate of $50,000; retainer payment shall be made quarterly in advance. Waverly and DJC will review quarterly the amount of time spent by DJC on Waverly projects and mutually agree whether adjustment of the retainer amount is appropriate for that quarter. Waverly shall reimburse all reasonable expenses incurred by DJC in carrying out his duties under the retainer agreement.

          Waverly shall, also, pay DJC for assistance with specific Waverly A&D projects. Such additional payments (contingent or otherwise) will be determined by mutual at the outset of each project and shall reflect the complexity and size of each project and DJC's role.

          Waverly shall have the right to determine whether it wants DJC to have an active role in any Waverly A&D project. DJC and Waverly wish to ensure that Waverly does not become obligated to pay double fees in any A&D transaction. The parties shall designate Waverly A&D projects in which DJC shall participate by memorandum agreement which shall, also, describe such additional compensation arrangements as are mutually acceptable.

          The retainer arrangement set forth herein shall have a term of one year from January 1, 1997. Should DJC's future employment result in his not being available to carry out his duties hereunder, either party may terminate the retainer arrangement with retainer compensation prorated to date of termination and with additional compensation paid where DJC has substantially completed work on a Waverly A&D opportunity which is closed subsequent to termination.

          This amended agreement represents the renewal provided for in the November 1990 agreement with certain modifications which are acceptable to both parties.

          /s/ David J. Callard
          --------------------
          David J. Callard

          Dated:  December 30, 1996


          /s/ William M. Passano, Jr.
          ---------------------------
          William M. Passano, Jr.

          Dated:  January 3, 1997